AGILYSYS FISCAL 2019 THIRD QUARTER REVENUE RISES 15% TO RECORD $36.0 MILLION

Third Consecutive Quarter of Record Revenue Includes Recurring Revenue Increase of 12.4% to Record $19.3 Million, Inclusive of 25% Growth in Subscription Revenue

Fourth Consecutive Quarter of Positive Adjusted Earnings From Operations

Alpharetta, GA - January 24, 2019 - Agilysys, Inc. (Nasdaq: AGYS), a global provider of next-generation hospitality software solutions and services, today reported operating results for its fiscal 2019 third quarter ended December 31, 2018.

Summary of Fiscal 2019 Third Quarter Financial Results

•	Total net revenue was a record $36.0 million, compared to total net revenue of $31.3 million in the comparable prior-year period.

•
Recurring revenues (which are comprised of support, maintenance and subscription services) were a record $19.3 million, or 54% of total net revenue, compared to $17.2 million, or 55% of total net revenue, for the same period in fiscal 2018. Subscription revenues increased 25% year over year and comprised 32% of total recurring revenues, compared to 29% of total recurring revenues in the third quarter of fiscal 2018.

•	Gross margin was 51.8% in the fiscal 2019 third quarter, compared to 49.9% in the prior-year period.

•
Net loss in the fiscal 2019 third quarter was $(4.0) million, or $(0.18) per diluted share, compared to a net loss of $(1.9) million, or $(0.08) per diluted share, in the prior-year period, which included an income tax benefit of $1.6 million and a software development costs capitalization benefit of approximately $1.8 million, which did not occur in the fiscal 2019 third quarter.

•
Adjusted EBITDA (non-GAAP) was $2.1 million in both the fiscal 2019 and fiscal 2018 third quarter periods. As described below, due to a change in software development and deployment practices that went into effect in the fiscal 2019 second quarter, the fiscal 2019 third quarter did not have the benefit of capitalizing software development costs. In the fiscal 2018 third quarter, $1.8 million of software development costs were capitalized. Assuming no software development costs were capitalized in the fiscal 2018 third quarter as well, Adjusted EBITDA in the fiscal 2019 third quarter of $2.1 million would compare to $0.3 million in the fiscal 2018 third quarter (see reconciliation below).

•
Adjusted earnings from operations (“AOE”) (non-GAAP) in the fiscal 2019 third quarter was $1.9 million, compared to a loss in the fiscal 2018 third quarter of $(1.9) million (see reconciliation below).

As previously reported, earlier in fiscal 2019 the Company adopted agile development and deployment practices across all of its products, allowing for significantly reduced time between the design of new products and their distribution in the market. The result of this change increased the amount of product development costs included in operating expenses and as a result there were no product development costs capitalized in the fiscal 2019 third quarter. A reconciliation table on the last page of this release provides a comparison of the previously reported fiscal 2018 third quarter Adjusted EBITDA to a presentation that incorporates all software development costs as if they were not capitalized in both periods.

Ramesh Srinivasan, President and CEO of Agilysys, commented, “The fiscal 2019 third quarter results reflect our ongoing positive business momentum as we generated record total revenue and record recurring revenue, marking our third consecutive quarter of record revenue and fifth consecutive quarter of sequential revenue growth, as well as our second consecutive quarter of record recurring revenue. Our revenue growth continues to be driven by growth in subscription-based revenue, which rose 25% compared to the prior-year period. The fiscal 2019 third quarter was also one of our best-ever sales bookings quarters globally across the Americas, Europe and Asia regions, which positions us well for continued revenue and profitability growth. In addition, through the first nine months of fiscal 2019, our combined recurring revenue and highly predictable services revenue is up more than 9% compared to the comparable prior-year period. These revenues accounted for more than 70% of total revenue, providing us with strong revenue visibility.

“In addition, our continuing focus on efficiency across our operations is helping us to deliver profitable revenue growth. AOE in the fiscal 2019 third quarter was $1.9 million and through the first nine months of fiscal 2019 was $4.1 million, a $10.6 million improvement over the same period in fiscal 2018 on an $8.9 million revenue improvement.

“We entered fiscal 2019 with the goal of building on the turnaround we effected in the business throughout fiscal 2018 to deliver growing top-line results and a significant improvement in AOE. Our financial results to date offer clear evidence that we are achieving these goals and that we have a solid foundation to achieve consistent growth as our business momentum accelerates further. Notwithstanding flat revenue in Q1, due to the revenue acceleration we achieved in Q2 and Q3, we are on track to achieve our expectation for full year revenue growth of approximately 10%, with Q4 expected to be another record revenue quarter. We also now expect that full year AOE and our year-end cash balance will significantly exceed our prior guidance target levels.

“We are well positioned with growing momentum in the market place, as we continue to better address the growing need for world-class software technology solutions in the hospitality industry that help improve guest experiences and loyalty. As a result, we expect to continue to achieve double-digit quarterly revenue growth, continued profitability and improving cash flow levels.”

Fiscal 2019 Outlook
Agilysys today reiterated its forecast for fiscal 2019 full year revenue growth of approximately 10%, compared to fiscal 2018 revenue of approximately $127 million. In addition, the Company now expects that it will record Adjusted Earnings from Operations (non-GAAP measure) of $3.5 million to $4.5 million in fiscal 2019, compared to the loss of approximately $6.0 million for this metric in fiscal 2018. Agilysys also expects fiscal 2019 year-end cash and cash equivalents to be flat to a decline of approximately $3 million, compared to the fiscal 2018 year-end balance of $39.9 million, a significant improvement from the over $9 million decline in fiscal 2018 from the fiscal 2017 year-end balance.

The Company defines adjusted earnings from operations as adjusted EBITDA, less capital expenditures and capitalized software development costs, which management believes is a meaningful measure of earnings and provides insight to investors on the Company’s overall profitability and cash generation from core operations. Adjusted earnings from operations include costs for capitalized efforts while minimizing the seasonality of the Company’s cash flows due to the timing of billing.

Tony Pritchett, Chief Financial Officer, commented, “We are encouraged by our financial performance through the first nine months of fiscal 2019, as demonstrated by our ability to achieve consistent profitable revenue growth. We remain on track for revenue growth of approximately 10% this year, as we expect the fiscal 2019 fourth quarter will be another record quarterly revenue period. In addition, we now expect full year AOE will be approximately $3.5 million to $4.5 million, which is above our prior expectation for break-even to slightly positive AOE this year, and which would represent full year AOE growth of approximately $9.5 million to $10.5 million. This higher AOE for fiscal 2019 will occur even as we now plan to accelerate capital expenditures in the fiscal 2019 fourth quarter for the previously announced expansion of our India Development Center and improvements to our SaaS IT infrastructure. With respect to cash and cash equivalents, our current expectation is to end the year with cash on hand of $37 million to $40 million. Our consistent revenue growth and AOE and cash flow guidance improvements offer solid evidence that we are well positioned to generate continuing growth in shareholder value.”

New Revenue Recognition Standard
On April 1, 2018, Agilysys adopted accounting standard update No. 2014-09 (“ASC 606”), the Financial Accounting Standards Board’s new revenue recognition standard. Financial results for the three month and nine month periods ended December 31, 2018 reflect this accounting standard. Financial results for the three month and nine month periods ended December 31, 2017 have not been restated and are reported under the accounting standards in effect during that period. The impact on revenue, net loss, Adjusted EBITDA, and Adjusted Earnings from Operations (“AOE”) from the adoption of ASC 606 was immaterial.

2019 Third Quarter Conference Call and Webcast

Agilysys is hosting a conference call and webcast today, January 24, 2019, at 4:30 p.m. ET. Both the call and the webcast are open to the public. The conference call number is 224-357-2393 (domestic or international); and the conference ID number is 8676216. Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at Agilysys Events & Presentations. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Forward-Looking Language
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, our guidance relating to revenue, adjusted earnings from operations and cash and cash equivalent balance, and statements we make regarding continuing business and revenue momentum and improvements in financial results and shareholder value.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our ability to achieve operational efficiencies and meet customer demand for products and services and the risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Information
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this press release, certain non-GAAP financial measures as defined by the SEC rules are used. These non-GAAP financial measures include adjusted EBITDA and adjusted earnings from operations. Management believes that such information can enhance investors’ understanding of the company’s ongoing operations. See the accompanying table below for a reconciliation of adjusted EBITDA and adjusted earnings from operations to the most closely related GAAP measure.

About Agilysys
Agilysys has been a leader in hospitality software for more than 40 years, delivering innovative guest-centric technology solutions for gaming, hotels, resorts and cruise, corporate foodservice management, restaurants, universities, stadia and healthcare. Agilysys offers the most comprehensive software solutions in the industry, including point-of-sale (POS), property management (PMS), inventory and procurement, payments, and related applications, to manage the entire guest journey. Agilysys is known for its leadership in hospitality, its broad product offerings and its customer-centric service. Some of the largest hospitality companies around the world use Agilysys solutions to help improve guest loyalty, drive revenue growth and increase operational efficiencies.

Agilysys operates across North America, Europe, Asia-Pacific, and India with headquarters located in Alpharetta, GA. For more information visit Agilysys.com.

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Investor Contact:

Tony Pritchett
Chief Financial Officer
Agilysys, Inc.
770-810-7941 or investorrelations@agilysys.com

Richard Land, Norberto Aja, Jim Leahy
JCIR
212-835-8500 or agys@jcir.com

- Financial tables follow -

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net revenue:
Products	$10,232	$8,156	$28,081	$25,758
Support, maintenance and subscription services	19,345	17,215	56,130	50,990
Professional services	6,437	5,939	20,013	18,557
Total net revenue	36,014	31,310	104,224	95,305
Cost of goods sold:
Products (inclusive of developed technology amortization)	8,371	6,820	23,204	19,862
Support, maintenance and subscription services	3,909	4,132	11,960	12,610
Professional services	5,087	4,730	14,775	15,160
Total cost of goods sold	17,367	15,682	49,939	47,632
Gross profit	18,647	15,628	54,285	47,673
Gross profit margin	51.8%	49.9%	52.1%	50.0%
Operating expenses:
Product development	10,059	7,269	27,299	20,708
Sales and marketing	5,217	4,278	14,363	13,616
General and administrative	5,865	6,114	17,047	18,475
Depreciation of fixed assets	651	581	1,933	1,892
Amortization of intangibles	675	471	1,892	1,421
Restructuring, severance and other charges	58	378	948	1,241
Legal settlements	—	150	126	150
Total operating expense	22,525	19,241	63,608	57,503
Operating loss	(3,878)	(3,613)	(9,323)	(9,830)
Other (income) expense:
Interest (income)	(83)	(13)	(235)	(64)
Interest expense	3	3	8	7
Other expense (income), net	68	(46)	293	(196)
Loss before taxes	(3,866)	(3,557)	(9,389)	(9,577)
Income tax expense	182	(1,623)	186	(1,439)
Net loss	$(4,048)	$(1,934)	$(9,575)	$(8,138)

Weighted average shares outstanding	23,048	22,851	23,030	22,777

Loss per share - basic and diluted:
Loss per share	$(0.18)	$(0.08)	$(0.42)	$(0.36)

Weighted average shares outstanding - diluted	23,048	22,851	23,030	22,777

Net loss per share - diluted:
Net loss per share	$(0.18)	$(0.08)	$(0.42)	$(0.36)

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands, except share data)	December 31,	March 31,
	2018	2018
ASSETS
Current assets:
Cash and cash equivalents	$36,995	$39,943
Accounts receivable, net of allowance for doubtful accounts of $839 and $900, respectively	33,640	16,389
Contract assets	4,221	—
Inventories	1,566	1,999
Prepaid expenses and other current assets	4,334	5,593
Total current assets	80,756	63,924
Property and equipment, net	15,278	17,512
Goodwill	19,622	19,622
Intangible assets, net	8,450	8,484
Software development costs, net	37,812	45,181
Other non-current assets	5,515	2,484
Total assets	$167,433	$157,207

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,431	$8,400
Contract liabilities	39,935	26,820
Accrued liabilities	12,872	9,241
Capital lease obligations, current	48	120
Total current liabilities	59,286	44,581
Deferred income taxes, non-current	523	227
Capital lease obligations, non-current	40	57
Other non-current liabilities	3,479	3,911
Shareholders' equity:
Common shares, without par value, at $0.30 stated value; 80,000,000 shares authorized; 31,606,831 shares issued; and 23,535,090 and 23,324,679 shares outstanding at December 31, 2018 and March 31, 2018, respectively	9,482	9,482
Treasury shares, 8,071,741 and 8,282,152 at December 31, 2018 and March 31, 2018, respectively	(2,422)	(2,486)
Capital in excess of stated value	639	(1,911)
Retained earnings	96,640	103,601
Accumulated other comprehensive loss	(234)	(255)
Total shareholders' equity	104,105	108,431
Total liabilities and shareholders' equity	$167,433	$157,207

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended
(In thousands)	December 31,
	2018	2017
Operating activities
Net loss	$(9,575)	$(8,138)
Adjustments to reconcile net loss to net cash provided by operating activities
Net restructuring, severance and other charges	(268)	262
Net legal settlements	—	150
Depreciation	1,933	1,892
Amortization	1,892	1,421
Amortization of developed technology	9,357	7,371
Deferred income taxes	44	(1,214)
Share-based compensation	2,956	3,776
Change in cash surrender value of company owned life insurance policies	12	11
Changes in operating assets and liabilities	(4,632)	(3,433)
Net cash provided operating activities	1,719	2,098

Investing activities
Capital expenditures	(1,610)	(5,289)
Capitalized software development costs	(2,189)	(7,272)
Investments in corporate-owned life insurance policies	(27)	(27)
Net cash used in investing activities	(3,826)	(12,588)

Financing activities
Repurchase of common shares to satisfy employee tax withholding	(612)	(1,190)
Principal payments under long-term obligations	(90)	(92)
Net cash used in financing activities	(702)	(1,282)
Effect of exchange rate changes on cash	(139)	132
Net decrease in cash and cash equivalents	(2,948)	(11,640)
Cash and cash equivalents at beginning of period	39,943	49,255
Cash and cash equivalents at end of period	$36,995	$37,615

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Accrued capital expenditures	$31	$81
Accrued capitalized software development costs	—	107

AGILYSYS, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND ADJUSTED EARNINGS FROM OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
(In thousands)	December 31,		December 31,
	2018	2017	2018	2017

Net loss	$(4,048)	$(1,934)	$(9,575)	$(8,138)
Income tax expense (benefit)	182	(1,623)	186	(1,439)
Loss before taxes	(3,866)	(3,557)	(9,389)	(9,577)
Depreciation of fixed assets	651	581	1,933	1,892
Amortization of intangibles	675	471	1,892	1,421
Amortization of developed technology	3,347	2,644	9,357	7,371
Interest (income)	(80)	(10)	(227)	(57)
EBITDA (a)	727	129	3,566	1,050
Share-based compensation	1,282	1,458	2,956	3,776
Restructuring, severance and other charges	58	378	948	1,241
Other non-operating expense (income)	68	(46)	293	(196)
Legal settlements	—	150	126	150
Adjusted EBITDA (b)	$2,135	$2,069	$7,889	$6,021
Capitalized software development costs	—	(1,795)	(2,189)	(7,272)
Adjusted EBITDA less capitalized software development costs (c)	2,135	274	5,700	(1,251)
Capital expenditures	(277)	(2,183)	(1,610)	(5,289)
Adjusted Earnings from Operations (d)	$1,858	$(1,909)	$4,090	$(6,540)

Product development (operating expenses)	$10,059	$7,269	$27,299	$20,708
Capitalized software development costs	$—	$1,795	$2,189	$7,272
Product development plus capitalized software development costs (e)	$10,059	$9,064	$29,488	$27,980

(a) EBITDA is defined as net income before income taxes, interest expense, depreciation and amortization

(b) Adjusted EBITDA, a non-GAAP financial measure, is defined as income before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to i) legal settlements, ii) restructuring, severance, and other charges, iii) asset write-offs and other fair value adjustments, iv) share-based compensation, and v) other non-operating (income) expense

(c) Adjusted EBITDA less capitalized software development costs, a non-GAAP financial measure, is defined as Adjusted EBITDA, less capitalized software development costs

(d) Adjusted Earnings from Operations, a non-GAAP financial measure, is defined as Adjusted EBITDA less capitalized software development costs, less capital expenditures

(e) Product development plus capitalized software development costs, a on-GAAP financial measure, is defined as total product development expenses plus capitalized software development costs